ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION, AS AMENDED,

OF ZEECOL INTERNATIONAL, INC.

Pursuant to the provisions of Sections 607.0602, 607.1003 and 607.1006 of the Florida Business Corporation Act, the undersigned corporation hereby submits the following amendment relating to the Corporation’s Series A Convertible Preferred Stock:

1.	The name of the corporation is Zeecol International, Inc. (the “Corporation”).

2.	Article III which appears in the Corporation’s Articles of Incorporation, as amended, is hereby amended to restate the designations, preferences, limitations and relative rights of the Corporation’s Series A Convertible Preferred Stock in its entirety as follows:

1. Designation of Series A Preferred Stock. The Corporation shall be authorized to issue Two Million (2,000,000) shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”).

2. Voting Rights. Except as otherwise expressly required by law, the Holder of the Series A Preferred Stock (the “Holder”) shall be entitled to vote on all matters submitted to shareholders of the Corporation and shall be entitled to 50 votes for each share of Series A Preferred Stock owned at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise required by law, the Holder shall vote together with the holder of Common Stock on all matters and shall not vote as a separate class.

3. Term. Each share of Series A Preferred Stock shall exist until August 7, 2017 (the “Expiration Date”).

4. Conversion. The Holder and the Corporation shall have the following rights with respect to the conversion of the Series A Preferred Stock:

A. Conversion: On or prior to the Expiration Date, the Holder will convert all of the shares of Series A Preferred Stock he owns into a number of shares of Common Stock to be mutually agreed upon by and between the Holder and the Corporation at the time of conversion; provided, however, that the Holder shall be entitled to receive at least a minimum of $500,000 worth of shares of Common Stock, based on the fair market value of such Common Stock on the date of conversion.

B. Exercise of Conversion. To exercise the conversion, the Holder shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder is converting such shares. The certificate or certificates for shares of Series A Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation, together with the certificate or certificates representing the shares of Series A Preferred Stock being converted or redeemed, shall be the “Conversion Date.” As promptly as practicable after the Conversion Date, in the case of a conversion, the Corporation shall issue and shall deliver to the Holder such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series A Preferred Stock in accordance with the provisions hereof. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the Holder as holder of the Series A Preferred Stock shall cease.

3.	This amendment was duly adopted by the Board of Directors and the Majority of the Holders of Series A Preferred Stock on April 16, 2017 pursuant to Sections 607.1003 of the Florida Business Corporation Act.

IN WITNESS WHEREOF, the Corporation has caused the foregoing Articles of Amendment to the Corporation’s Articles of Incorporation, as amended, to be executed in its name by the undersigned, thereunto duly authorized, on May 12, 2017.

ZEECOL INTERNATIONAL, INC.

By:	/s/ William Mook
William Mook
Chief Executive Officer